SWK Holdings Corporation Announces a New Ticker Symbol

Provo, UT – February 4, 2010 – SWK Holdings Corporation (OTCBB: SWKH.OB), formerly named KANA Software, Inc., (OTCBB: KANA.OB), reported today that its ticker has been changed to SWKH.OB, effective immediately.  The Company also has a new CUSIP number of 78501P 104 for its common stock.

The Company changed its name to SWK Holdings Corporation on December 23, 2009, in connection with the sale of substantially all of its assets to Kay Technology Corp, Inc. on the same date.   The changes in ticker symbol and CUSIP were made accordingly.

About SWK Holdings Corporation

SWK Holdings Corporation was a provider of customer service solutions until the sale of substantially all its assets in December 2009. We were incorporated in 1999 under the name KANA Software, Inc. In December 2009 the Company changed its name to SWK Holdings Corporation. Further information is included on the Company’s website,  www.swkhold.com.